Exhibit 5.1

[WACHTELL, LIPTON, ROSEN & KATZ LETTERHEAD]

November 7, 2013

City National Corporation

555 South Flower Street

Los Angeles, California 90071

RE:                           Issuance of 6.750% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series D by City National Corporation

Ladies and Gentlemen:

We have acted as special counsel to City National Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale on November 7, 2013 of 4,000,0000 depositary shares (the “Depositary Shares”), with each share representing a 1/40th ownership interest in a share of the Corporation’s 6.750% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series D, $1.00 par value (the “Preferred Stock”), pursuant to a Registration Statement on Form S-3 (File No. 333-191981) filed by the Corporation (the “Registration Statement”) and the Deposit Agreement, dated as of November 7, 2013, among the Corporation, Computershare Trust Company, N.A., Computershare Inc., and the holders from time to time of the depositary receipts described therein (the “Deposit Agreement”).

We have examined:  (i) the Registration Statement on Form S-3 (Registration No. 333-191981) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on October 30, 2013 by the Company; (ii) the preliminary prospectus dated October 31, 2013 forming a part thereof (the “Preliminary Prospectus”); (iii) the final prospectus dated October 31, 2013 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on November 1, 2013 (the “Final Prospectus”, and together with the Preliminary Prospectus, the “Prospectus”) in connection with the offering and sale by the Company of the Securities; (iv) the Deposit Agreement and related form of depositary receipt; (v) the Certificate of Incorporation of the Company, including the Certificate of Designation and (vi) such other corporate records, certificates and other documents and such matters of law, in each case, as we have deemed necessary or appropriate.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents.  As to any facts material to this opinion which we did not independently establish or verify, we have, with your consent, relied upon the statements, certificates and representations of the public officials, officers of the Company and other representatives of parties to the Indenture and the Securities.  We have also assumed the valid authorization, execution and delivery of the Deposit Agreement, the Preferred Stock and the Depositary Shares by each party thereto other than the Company, and we have assumed that each such other party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such other party has the legal capacity, power and authority to perform its obligations thereunder and that each of the Deposit Agreement, the Pre-

ferred Stock and the Depositary Shares constitutes the valid and binding obligation of all such other parties, enforceable against them in accordance with its terms.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (i) the shares of Preferred Stock represented by the Depositary Shares are validly issued, fully paid and non-assessable and (ii) the Depositary Shares are validly issued, fully paid and non-assessable and the holders of the Depositary Shares are entitled to the rights specified in the Deposit Agreement.

The opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in any Securities or in any agreement and we express no opinion as to the enforceability of any indemnification or contribution provisions contained in any agreement insofar as enforcement of these provisions may be limited by applicable federal securities laws or principles of public policy.

We are members of the Bar of the State of New York.  This opinion is limited to the laws of the State of New York, the Delaware General Corporation Law (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal securities laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 7, 2013 and to the reference to us under the caption “Legal Matters” in Prospectus that forms a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are an expert within the meaning of Section 7 of the Act.  We assume no obligation to advise the Company or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz